ALASKA AIR GROUP COVID-19 BUSINESS RECOVERY INCENTIVE PAY PLAN
(Adopted July 8, 2020)

The Board of Directors (the “Board”) of Alaska Air Group, Inc. (the “Company”) has adopted the COVID-19 Business Recovery Incentive Pay Plan (the “Plan”) to incentivize employees of Alaska Airlines, Inc. (“Alaska”) and Horizon Air Industries, Inc. (“Horizon”) to achieve performance-based goals tied to the Company’s recovery from the financial impacts of the COVID-19 pandemic. Eligible Participants may earn a cash award (“Award”) based upon the degree to which the Company, Alaska and Horizon achieve applicable performance goals and, if applicable, an award modifier, set by the Committee for the relevant performance period (a “Performance Period”) and upon the discretion of the Committee, as explained below. The Plan is effective on July 1, 2020, and shall remain in effect until amended, restated or terminated pursuant to Paragraph 8.

The Board has delegated authority to the Compensation and Leadership Development Committee (the “Committee”) to administer the Plan.

1. ELIGIBILITY

Eligibility to participate in the Plan during a Performance Period is limited to all regular and variable time U.S. and Canadian employees, and Mexico management employees, of Alaska or Horizon (“Eligible Employees”) who:

(a)  are employees of Alaska or Horizon on the last day of the Performance Period for which the Award is being paid;

(b)  were employees during a portion of the Performance Period for which the Award is being paid but were not employees on the last day of the Performance Period because of any of these reasons:

(i)their employment ended due to disability or death; or
(ii)their employment ended because they retired; or
(iii)their employment ended due to a furlough conducted pursuant to a Collective Bargaining Agreement.

Employees on furlough leaves, an Alaska or Horizon COVID-19 unpaid voluntary leave of absence or other employer-approved leave of absence, or military service leave on the last day of the Performance Period shall remain eligible under the Plan.

“Eligible Employees” shall not include: temporary employees (other than variable time employees), contract employees or independent contractors, as classified by Alaska or Horizon; Mexico non-management employees of Alaska or Horizon; or McGee Air Services, Inc. employees, in every case regardless of whether an agency or court subsequently re-classifies such individuals as employees of Alaska or Horizon.

Unless provided in sub-paragraph (b) above or otherwise provided in a separate agreement, an individual whose employment with Alaska or Horizon ends on or prior to the last day of the Performance Period for any reason not set forth above, for example, resignation (including pursuant to an early-out program) or termination (with or without cause or pursuant to a reduction in force), forfeits any Award under this Plan.

An Eligible Employee who meets all the requirements for an Award is a “Plan Participant” for such Performance Period. Participation in the Plan does not guarantee that any Award will be paid if applicable performance goals specified for the Performance Period are not achieved.

2. CALCULATION OF THE AWARD

The size of the Award earned for a Performance Period will depend upon the extent to which the performance goals and, if applicable, an award modifier has been achieved during that Performance Period, and upon the discretion of the Committee. Separate performance weighting has been established for each performance goal.

        A Plan Participant’s Award is determined by the following formula: Eligible Earnings X Participation Rate X Payout Award Percentage.

        “Eligible Earnings” has the meaning set forth in Annex 1 (“Plan Goals and Measures”) hereto.

        “Participation Rate” shall mean the percentage level communicated to each Eligible Employee or class of Eligible Employees.

        “Payout Award Percentage” means the sum of the weighted payout of each performance goal, calculated in the manner specified by Paragraph 3, herein. Awards may be paid in cash only.

All Payout Award Percentage calculations will be performed by the Finance Department of Alaska and will be subject to approval by the Committee. Once approved by the Committee, such calculations shall be conclusively presumed to be accurate.

3. PERFORMANCE WEIGHTING
In order for any Award to be payable as to a particular performance goal, a “Threshold” performance level for that goal must be achieved. The payout percentage for a particular performance goal will be 30% if the “Threshold” level is reached, 60% if the “Target” level is reached. This determination applies to each goal individually. If performance for a particular goal is between the Threshold and Target levels, the payout percentage for that goal will be determined by linear interpolation between those two levels. The payout percentage for each goal as so determined will then be multiplied by the weighting factor for that goal, as specified in Annex 1 COVID-19 Business Recovery Incentive Pay Plan Goals and Measures described in Paragraph 4 for the applicable Performance Period (the “weighted payout percentages”).

4. PERFORMANCE PERIOD, GOALS AND APPLICABLE PERFORMANCE WEIGHTING FACTORS
The Committee will establish the Performance Period, performance goals and relative weighting and, if applicable, an award modifier for each Performance Period, and will approve prior to the commencement of each Performance Period an Annex 1 (“Plan Goals and Measures”) outlining the performance goals and weighting factors for that Performance Period and an Annex 2 setting forth the Participation Rates for that Performance Period.

5. DISCRETIONARY FACTOR
In the case of a Plan Participant described in Paragraph 1 who retired, terminated employment due to disability, or died during the Performance Period, or a Plan Participant who was furloughed, took a leave of absence, or who voluntarily accepted a base pay or work schedule reduction during any portion of the Performance Period, the Committee retains absolute discretionary authority to adjust the Award to such Plan Participant based upon the Committee’s determination of such Plan Participant’s contribution to the Company or its affiliates or any other factors as the Committee may determine appropriate.

6. TIMING OF AWARDS
Payment of Awards for a Performance Period will be made no later 75 days following the conclusion of that Performance Period. A deceased Plan Participant's Award will be paid to the beneficiary designated by the Participant for purposes of the Company's or its affiliates’ group term life insurance plans covering the deceased Participant, and in the absence of any designation, will be paid or distributed to the Participant’s estate.

7. PLAN PARTICIPANT TRANSFERS BETWEEN ALASKA AND HORIZON
If a Plan Participant transfers employment between Alaska and Horizon, the Plan Participant’s Award under this Plan, and any payment in respect of such Award, shall be separately determined by the Committee based on Eligible Earnings, Participation Rate and Payout Award Percentage attributable to each entity. This will result in a separate Award based on Alaska service and performance, and a separate Award based on Horizon service and performance, as applicable.

8. AMENDMENT

The Board, acting on its own or through the Committee, retains the right to modify the Plan at any time in any manner that it deems appropriate, provided that (a) no amendment that adversely affects the rights of Plan Participants or their beneficiaries shall be effective for a Performance Period that ended before the amendment was adopted, and (b) it will not terminate the Plan for any Performance Period during that Performance Period unless it is clear that Plan Participants will not receive any payment with respect to Awards granted for that Performance Period.

9. CLAWBACK POLICY.
The Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any cash received with respect to the Award.

10. MISCELLANEOUS
a. This Plan, including its attachments, constitutes the entire understanding relating to an Award to any employee of Alaska or Horizon, and supersedes all prior oral or written agreements, representations or commitments relating to such Awards.

b. This Plan is not a commitment of the Company, Alaska or Horizon, to any officer or employee of such company, to continue that individual in its employ in order to qualify for an Award. Nothing contained in this Plan may be considered to be a promise of continued employment. Any employee who shall file suit against his or her employer for wrongful termination shall automatically cease to be a Plan Participant.

c. This Plan and the rights and obligations provided for herein shall be construed and interpreted in accordance with the law of the state of Washington, excluding its conflicts of law rules.

d. No unpaid Award will be subject to the debts, liabilities, contracts or engagements of any Plan Participant, and may not be alienated, pledged, garnished or sold, and any attempt to do so shall be void.

e. All Awards are subject to applicable federal, state, and local deductions.

f. This Plan is intended to be an exception to, or otherwise be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended. This Plan shall be interpreted to comply with Section 409A.
ANNEX 1

COVID-19 BUSINESS RECOVERY INCENTIVE PAY PLAN
GOALS AND MEASURES
(July 1, 2020-December 31, 2020 Performance Period)

This Annex sets forth the goals and respective weighting values for the Performance Period running from July 1, 2020 to December 31, 2020 under the Alaska Air Group COVID-19 Business Recovery Incentive Pay Plan. Capitalized terms used in this Annex have the meanings given to them in the plan document.

For purposes of the Performance Period covered by this Annex, “Eligible Earnings” means the aggregate wages or salary paid during calendar year 2020 to the Plan Participant for services performed for Alaska or Horizon, including cash received for vacation payouts in connection with the Plan Participant’s transfer between any two entities (i.e., Alaska and Horizon) or in connection with retirement, death or disability, amounts that the Plan Participant could have received in cash had the Plan Participant not elected to contribute the amount to an employee benefit plan maintained by the Company or an affiliate and any other voluntary payment the Plan Participant makes which reduces his/her compensation (such as the Plan Participant’s voluntary contribution to an Internal Revenue Code (“Code”) Section 401(k) Plan, Code Section 125 medical account, dependent day care spending account, or charitable gift), but excluding commissions, all bonuses (including any payment received under this Plan or under the Alaska Air Group Performance Based Pay Plan), and all other forms of incentive or other supplemental pay, employee benefits paid by the employer (such as employer contributions to a Code Section 401(k) Plan), worker’s compensation payments, disability payments, cash and non-cash fringe benefits and perquisites (such as per diems, auto expense reimbursement, relocation reimbursement or travel reimbursement).

Goals and Weighting

1.Financial Recovery / Cash Burn Reduction (50%)

Achieve zero cash burn by year end. “Cash burn” is defined as actual December cash burn (all cash in excluding new loans or federal funds LESS all cash out for operating costs, capital and debt service. For avoidance of doubt, this is the same definition of cash burn as used in the Company’s periodic investor updates). The Company will adjust the calculation of cash burn to account for the following factors:

a)The Company will gross up December bookings by 30% to reflect seasonal booking patterns.

b)The Company will divide debt service for the fourth quarter by three and adjust December actual debt service costs to the average. The Company will also remove debt service costs (using weighted-average interest rates) associated with debt equal to excess liquidity.  Excess liquidity will be defined as the average cash and marketable securities for the month of December less the average of the Company’s cash and marketable securities for the twelve quarters ended December 31, 2019 ($1.577 billion).

c)The Company will make adjustments for historical credit versus cash bookings to account for the large credit balances currently in customer eWallet accounts. For purposes of determining cash burn, the Company will shift sales from credit to cash if credit bookings are a higher percentage of total bookings than the historical percentage of credit bookings. The adjustment will be limited to two times the historical percentage of credit bookings. For example, if credit bookings are generally 5% of total bookings, but in December, credit bookings are 15%, the Company will adjust to reflect as if December were at 5% (shift 10% of sales from credit to cash for determination of “cash burn”). Similarly, if December credit bookings are usually 5%, and credit bookings in December 2020 are at 20%, the Company will adjust credit bookings down only to 10%, rather than down to the historical 5%.

d)The Company will adjust for one-time costs such as lease restructuring, severance payments, early out packages, etc. if those costs are also adjusted from our earnings on an adjusted basis.
For Alaska/Horizon:

Threshold  Cash burn of fifty million dollars ($50,000,000).
Target Cash burn of zero dollars ($0).

Payment calculation is a straight-line interpolation from Threshold to Target.

2.Guest and Employee Safety (50%)

Instill confidence in both the Company’s employees and guests by taking the necessary and appropriate steps to adequately address their COVID safety concerns in workspaces and on planes. The Company will measure guest sentiment via the Alaska Listens survey tool and will send out pulse surveys to employees. The ultimate determination of success on this metric will rest with the Compensation& Leadership Development Committee, with a recommendation from the Safety Committee of the Board of Directors.

ANNEX 2

COVID-19 BUSINESS RECOVERY INCENTIVE PAY PLAN
PARTICIPATION RATES
(July 1, 2020-December 31, 2020 Performance Period)
This Annex sets for Participation Rates for Eligible Employees (as defined in the in connection with the COVID-19 Business Recovery Incentive Pay Plan, effective on July 1, 2020.

Pay Group/Position	Participation Rate
ALASKA CHIEF EXECUTIVE OFFICER	140%
ALASKA PRESIDENT	110%
ALASKA EXECUTIVE VICE PRESIDENT FINANCE AND CFO, EXECUTIVE VICE PRESIDENT AND CCO AND EXECUTIVE VICE PRESIDENT AND COO	85%
HORIZON PRESIDENT	75%
ALASKA VICE PRESIDENTS SERVING ON MANAGEMENT’S EXECUTIVE COMMITTEE	65%
ALASKA SENIOR VICE PRESIDENTS	65%
ALASKA AND HORIZON VICE PRESIDENTS	50%
ALASKA AND HORIZON MANAGING DIRECTORS	35%
ALASKA AND HORIZON PARTICIPANTS AT CAREER STEPS AND STAGES AP3 AND SL1	15%
ALASKA AND HORIZON PARTICIPANTS AT CAREER STEPS AND STAGES AP2 AND L3	12%
ALASKA AND HORIZON PARTICIPANTS AT CAREER STEPS AND STAGES AP1 AND L2	10%
ALASKA AND HORIZON PARTICIPANTS AT CAREER STEPS AND STAGES P3 AND L1	7.5%
OTHER ALASKA AND HORIZON PARTICIPANTS AT CAREER STEP AND STAGE P2 OR BELOW	5%